Exhibit 99.2
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Improved Six-Month Results
Richmond, VA • November 8, 2016/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the first half of fiscal year 2017, which ended on September 30, 2016, was $19.8 million, or $0.54 per diluted share, compared with $16.5 million, or $0.40 per diluted share for the same period last year.  Operating income for the six months ended September 30, 2016, of $35.3 million increased by $3.3 million compared to the first half of the prior year.  For the second fiscal quarter ended September 30, 2016, net income was $25.3 million, or $0.90 per diluted share, compared with net income for the prior year’s second quarter of $22.5 million, or $0.81 per diluted share. Operating income for the quarter ended September 30, 2016, increased by $6.0 million to $43.3 million from $37.3 million for the three months ended September 30, 2015. Segment operating income for the first half of fiscal year 2017 was $40.1 million, an increase of $5.5 million, and for the quarter ended September 30, 2016, was $48.3 million, an increase of $10.1 million, both compared to the same periods last fiscal year.  Those increases resulted primarily from earnings improvements in the North America and the Other Tobacco Operations segments, offset in part by declines in the Other Regions segment. Consolidated revenues increased by $20.6 million to $752.4 million for the first half of fiscal year 2017, and by $0.6 million to $456.9 million for the three months ended September 30, 2016, compared to the same periods in the prior year, mostly as a result of modestly higher volumes, partly offset by lower revenues on the timing of receipt of dividend income from unconsolidated subsidiaries.
Mr. Freeman stated, “Our results for the six months ended September 30, 2016, were in line with our expectations and reflected modestly higher total sales volumes and lower selling, general, and administrative costs. The previously announced changes in our leaf supply arrangements in both the United States and Mexico positively impacted our results in the first half of our fiscal year.

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Universal Corporation

“After consecutive years of leaf tobacco supply and demand imbalance, global demand remains soft and may contribute to delays in some customer purchase and shipment timing decisions. Consequently, our shipments are still expected to be weighted to the second half of the year, and we anticipate that total lamina sales volumes in fiscal year 2017 will be lower than those of last year. Reduced crop purchases in Brazil in the current fiscal year, as well as challenging market conditions in Tanzania, will negatively impact our sales volumes for this fiscal year. We expect the most significant drop in volumes to occur in the fourth quarter of our current fiscal year as Brazil shipped heavily in the fourth fiscal quarter of 2016, and we do not expect to attain a similar level of shipments there this fiscal year.
“At the same time, the lower current crop levels have reduced our working capital needs this year, decreasing our seasonal borrowing requirements and increasing our cash reserves.  Our uncommitted inventories have been well-managed and remained within our target range at 14% for the end of the second fiscal quarter.  As a result, we have continued to maintain our very strong balance sheet and are pleased to reward our shareholders with an annual dividend increase for the 46th consecutive year, as announced earlier today.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment decreased by $11.0 million to $15.3 million for the first half of fiscal year 2017, compared to the first half of the prior fiscal year. Operating income for the segment for the quarter ended September 30, 2016, declined by $1.9 million to $32.3 million compared with the second quarter of fiscal year 2016. The declines were largely attributable to lower sales volumes and other revenues, partly mitigated by lower selling, general, and administrative expenses. In Africa, comparisons were heavily influenced by timing factors as volumes for the first half of the fiscal year declined on slower purchasing and later shipment timing this year, as well as negative comparisons to the prior year’s large carryover crop volumes. Asia results were also down on lower current crop sales and delayed shipment timing. In South America, benefits from increased sales volumes on higher carryover crops and earlier shipment timing of current year crops were offset by lower margins from higher factory unit costs as a result of lower total volumes handled in Brazil. Selling, general, and administrative costs for the segment declined significantly, mainly from the reversal in the second quarter of fiscal year 2017 of value-added tax reserves, favorable comparison to costs incurred in the second quarter of fiscal year 2016 to settle third party challenges to the property rights and valuation of land, and lower currency remeasurement and exchange losses in the second fiscal quarter of 2017 in South America, Africa and Asia. Revenues for the Other Regions segment for the six months and quarter ended September 30, 2016, were down by $51.8 million to $496.6 million and by $52.5 million to $318.6 million, respectively, compared with the same periods in the prior year, reflecting the lower volumes, as well as a decline in revenue resulting from last year’s earlier receipt of dividend income from unconsolidated subsidiaries.

NORTH AMERICA:
North America segment operating income of $20.4 million for the six months and $13.5 million for the three months ended September 30, 2016, increased by $13.2 million and $9.7 million, respectively, compared with the same periods in the previous year. The improvement in both periods reflected higher volumes in every origin. Selling, general and administrative costs, although higher in both periods, declined as a percentage of sales on the additional volumes. Similarly, segment revenues increased by $55.5 million to $153.5 million for the first half, and by $31.4 million to $80.8 million for the second quarter of fiscal year 2017, compared with the same periods in fiscal year 2016, on those higher volumes, partly offset by lower average green leaf prices.

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Universal Corporation

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment’s operating income increased by $3.4 million to $4.4 million for the six months and by $2.3 million to $2.4 million for the second fiscal quarter ended September 30, 2016, compared with the same periods last fiscal year. In both periods, earnings improved for the dark tobacco operations on higher volumes and favorable comparisons to the prior year’s currency remeasurement and exchange losses in Indonesia. Earnings for the oriental joint venture were up slightly, primarily from a more favorable sales mix and lower currency remeasurement losses from devaluation of the Turkish lira. Those improvements were partly offset by losses in the special services group, primarily on larger factory startup and selling, general and administrative costs for the new food ingredients business, compared with the prior year. Selling, general, and administrative costs for the segment were relatively flat for both the first half and second fiscal quarter of the current year compared with the previous year. Revenues for the Other Tobacco Operations segment increased by $17.0 million to $102.4 million for the first half, and by $21.6 million to $57.6 million for the second quarter of fiscal year 2017, mainly due to higher sales volumes from the timing of shipments of oriental tobaccos into the United States, compared to the same periods in the prior year, as well as the stronger second quarter volumes for the dark tobacco operations.

OTHER ITEMS:
Cost of goods sold increased by about 5% to $612.4 million for the first half, and by about 3% to $369.1 million for the second quarter of fiscal year 2017. For both periods, the increase reflected modestly higher leaf sales volumes and higher overall average green leaf prices. Selling, general, and administrative costs decreased by $11.1 million in the first half of fiscal year 2017 and by $20.0 million for the second fiscal quarter compared with the same periods in the prior fiscal year. In both periods, benefits were achieved from a combination of items, including a favorable comparison to costs incurred in the second quarter of fiscal year 2016 to settle third party challenges to the property rights and valuation of a large tract of forestry land, and the reversal in the second quarter of fiscal year 2017 of value-added tax reserves. In addition, expenses declined in the second fiscal quarter of 2017 from lower currency remeasurement and exchange losses, mainly in South America, Africa and Asia.

The consolidated effective income tax rates were approximately 35% and 34% for the quarter and six months ended September 30, 2016, respectively, which approximates the U.S. statutory rate. The consolidated effective tax rates for the quarter and six-month periods ended September 30, 2015, were approximately 27% and 24%, respectively. Income taxes for the first half of fiscal year 2016 were lower than the 35% federal statutory rate because of lower net effective tax rates on income from certain foreign subsidiaries, as well as effects of changes in local currency exchange rates on deferred income tax balances.

Results for the second fiscal quarter and six months ended September 30, 2016 included restructuring and impairment costs of $3.7 million ($0.09 per diluted share for the quarter or $0.10 for the six months). Results for the six months ended September 30, 2015 included restructuring and impairment costs of $2.4 million ($0.07 per diluted share).

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

At 5:00 p.m. (Eastern Time) on November 8, 2016, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 6, 2017. A taped replay of the call will be available through November 21, 2016, by dialing (855) 859-2056. The confirmation number to access the replay is 10056222.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2016, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$456,942	$456,382	$752,417	$731,801
Costs and expenses
Cost of goods sold	369,098	358,288	612,376	585,318
Selling, general and administrative expenses	40,834	60,810	101,033	112,106
Restructuring and impairment costs	3,682	—	3,682	2,389
Operating income	43,328	37,284	35,326	31,988
Equity in pretax earnings of unconsolidated affiliates	1,260	846	1,130	230
Interest income	271	205	634	444
Interest expense	4,335	3,912	8,389	7,796
Income before income taxes	40,524	34,423	28,701	24,866
Income tax expense	14,026	9,359	9,707	5,927
Net income	26,498	25,064	18,994	18,939
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(1,234)	(2,599)	794	(2,421)
Net income attributable to Universal Corporation	25,264	22,465	19,788	16,518
Dividends on Universal Corporation convertible perpetual preferred stock	(3,687)	(3,687)	(7,374)	(7,374)
Earnings available to Universal Corporation common shareholders	$21,577	$18,778	$12,414	$9,144

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.95	$0.83	$0.55	$0.40
Diluted	$0.90	$0.81	$0.54	$0.40

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$294,894	$68,970	$319,447
Accounts receivable, net	251,805	303,963	428,659
Advances to suppliers, net	47,841	40,627	101,890
Accounts receivable—unconsolidated affiliates	51,558	59,370	2,316
Inventories—at lower of cost or market:
Tobacco	827,936	999,312	637,132
Other	86,472	85,222	60,888
Prepaid income taxes	24,448	19,779	17,814
Other current assets	56,026	75,122	70,400
Total current assets	1,640,980	1,652,365	1,638,546

Property, plant and equipment
Land	22,914	16,583	22,987
Buildings	266,107	252,153	264,838
Machinery and equipment	599,897	585,466	591,327
	888,918	854,202	879,152
Less: accumulated depreciation	(566,686)	(539,749)	(553,265)
	322,232	314,453	325,887
Other assets
Goodwill and other intangibles	99,033	99,049	99,071
Investments in unconsolidated affiliates	81,441	79,995	82,441
Deferred income taxes	25,720	46,633	23,853
Other noncurrent assets	49,107	54,179	61,379
	255,301	279,856	266,744

Total assets	$2,218,513	$2,246,674	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2016	2015	2016
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$71,002	$86,095	$66,179
Accounts payable and accrued expenses	133,133	155,824	120,527
Accounts payable—unconsolidated affiliates	—	98	8,343
Customer advances and deposits	37,334	67,100	16,438
Accrued compensation	18,885	18,423	27,593
Income taxes payable	1,240	6,126	7,190
Current portion of long-term debt	—	—	—
Total current liabilities	261,594	333,666	246,270

Long-term debt	368,556	368,203	368,380
Pensions and other postretirement benefits	80,005	93,588	92,177
Other long-term liabilities	41,413	37,472	41,794
Deferred income taxes	28,047	26,034	29,494
Total liabilities	779,615	858,963	778,115

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 218,490 shares issued and outstanding (218,490 at September 30, 2015 and March 31, 2016)	211,562	211,562	211,562
Common stock, no par value, 100,000,000 shares authorized, 22,783,633 shares issued and outstanding (22,680,233 at September 30, 2015, and 22,717,735 at March 31, 2016)	210,569	207,349	208,946
Retained earnings	1,054,004	1,005,353	1,066,064
Accumulated other comprehensive loss	(73,579)	(71,657)	(72,350)
Total Universal Corporation shareholders' equity	1,402,556	1,352,607	1,414,222
Noncontrolling interests in subsidiaries	36,342	35,104	38,840
Total shareholders' equity	1,438,898	1,387,711	1,453,062

Total liabilities and shareholders' equity	$2,218,513	$2,246,674	$2,231,177

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2016	2015
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,994	$18,939
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	17,324	18,362
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(2,038)	(4,354)
Foreign currency remeasurement loss (gain), net	11,119	21,981
Restructuring and impairment costs	3,682	2,389
Other, net	(1,108)	927
Changes in operating assets and liabilities, net	(25,548)	(200,010)
Net cash provided (used )by operating activities	22,425	(141,766)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(17,567)	(28,457)
Proceeds from sale of property, plant and equipment	447	1,155
Net cash used by investing activities	(17,120)	(27,302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	5,210	23,827
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Dividends paid on convertible perpetual preferred stock	(7,374)	(7,374)
Dividends paid on common stock	(24,106)	(23,536)
Other	(2,245)	(2,037)
Net cash used by financing activities	(29,775)	(10,380)

Effect of exchange rate changes on cash	(83)	(365)
Net decrease in cash and cash equivalents	(24,553)	(179,813)
Cash and cash equivalents at beginning of year	319,447	248,783

Cash and cash equivalents at end of period	$294,894	$68,970

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2016	2015	2016	2015

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,264	$22,465	$19,788	$16,518
Less: Dividends on convertible perpetual preferred stock	(3,687)	(3,687)	(7,374)	(7,374)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	21,577	18,778	12,414	9,144

Denominator for basic earnings per share
Weighted average shares outstanding	22,777,394	22,675,323	22,755,927	22,649,270

Basic earnings per share	$0.95	$0.83	$0.55	$0.40

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$21,577	$18,778	$12,414	$9,144
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,687	3,687	—	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	25,264	22,465	12,414	9,144

Denominator for diluted earnings per share
Weighted average shares outstanding	22,777,394	22,675,323	22,755,927	22,649,270
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,883,372	4,848,766	—	—
Employee share-based awards	307,390	326,539	317,414	287,361
Denominator for diluted earnings per share	27,968,156	27,850,628	23,073,341	22,936,631

Diluted earnings per share	$0.90	$0.81	$0.54	$0.40

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2016	2015	2016	2015

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$80,789	$49,421	$153,471	$97,993
Other Regions (1)	318,576	371,032	496,592	548,433
Subtotal	399,365	420,453	650,063	646,426
Other Tobacco Operations (2)	57,577	35,929	102,354	85,375
Consolidated sales and other operating revenues	$456,942	$456,382	$752,417	$731,801

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$13,531	$3,783	$20,379	$7,199
Other Regions (1)	32,342	34,202	15,325	26,355
Subtotal	45,873	37,985	35,704	33,554
Other Tobacco Operations (2)	2,397	145	4,434	1,053
Segment operating income	48,270	38,130	40,138	34,607
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(1,260)	(846)	(1,130)	(230)
Restructuring and impairment costs (4)	(3,682)	—	(3,682)	(2,389)
Consolidated operating income	$43,328	$37,284	$35,326	$31,988

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

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